SECURITIES AND EXCHANGE COMMISSION

                  ---------------------------------------------

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  April 9, 2002
                       ----------------------------------
                        (date of earliest event reported)



                             NORTEL NETWORKS LIMITED
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)






          CANADA                        000-30758               62-12-62580
----------------------------          ------------          ------------------
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)          Identification No.)






8200 Dixie Road, Suite 100, Brampton, Ontario, Canada              L6T 5P6
-----------------------------------------------------             ---------
    (address of principal executive offices)                      (Zip code)



Registrant's telephone number, including area code (905) 863-0000.

Item 5.  Other Events

On April 10, 2002, Nortel Networks Corporation announced the amendment and extension of the US$1.75 billion April 2001 credit facility of its principal operating subsidiaries, the Registrant and Nortel Networks Inc. had previously announced on April 9, 2002 that the Registrant and Nortel Networks Inc. had given notice to the bank syndicate that they would fully draw on the April 2001 facility and planned to exercise their one year term loan option. The amendment reduces the size of the facility by US$575 billion to US$1.175 billion and includes higher pricing reflecting the current credit and bank environment. Following the planned repayment of the drawn amount on April 10, 2002, the full amount of the credit facility will be committed and available. The facility amendment was achieved with the full support of the 27 banks in the global syndicate.

On April 9, 2002, Nortel Networks Corporation issued a press release providing an update on first quarter of 2002 performance. Nortel Networks Corporation announced that it expects to report lower than expected revenues of approximately US$2.9 billion for the first quarter of 2002, a sequential decline in revenues of approximately 16 percent compared to Nortel Networks Corporation's previous guidance of approximately 10 percent. Nortel Networks Corporation disclosed that it expects to report bottom line improvements for the first quarter, compared to the fourth quarter of 2001, in line with its earlier expectations. Nortel Networks Corporation expects net loss per share from continuing operations, including acquisition related costs and charges primarily for workforce reductions, to be approximately US$0.26. With this expected performance, Nortel Networks will be in compliance with all of its credit facility covenants as at March 31, 2002. Nortel Networks Corporation stated that it expects to report a strong cash balance at March 31, 2002 of approximately US$3.0 billion. This cash balance includes approximately US$500 million in tax recoveries received during the first quarter of 2002. An additional amount of approximately US$700 million was received in early April of 2002 representing the tax recovery related to a recent change in tax legislation in the United States.

Nortel Networks Corporation owns all of the Registrant's common shares and the Registrant is Nortel Networks Corporation's principal direct operating subsidiary.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)   Exhibits.

      99.1 Amended and Restated Credit Agreement dated as of April 8, 2002 among Nortel Networks Limited, the banks and syndication agent parties thereto and J.P. Morgan Bank Canada, as Administrative Agent.

      99.2 Amended and Restated Credit Agreement dated as of April 8, 2002 among Nortel Networks Inc., Nortel Networks Limited, as guarantor, the banks and syndication agent parties thereto and JPMorgan Chase Bank, as Administrative Agent.

      99.3 Letter Agreement among Nortel Networks Limited, J.P. Morgan Bank Canada and JPMorgan Chase Bank.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NORTEL NETWORKS LIMITED



                                          By:    /s/ DEBORAH J. NOBLE
                                              ----------------------------
                                              Deborah J. Noble
                                              Corporate Secretary



                                          By:    /s/ BLAIR F. MORRISON
                                              ----------------------------
                                              Blair F. Morrison
Dated:  April 10, 2002                        Assistant Secretary